EXHIBIT 99.1
OBSIDIAN PRIME INC.
MANAGEMENT CERTIFICATION OF SHAREHOLDER INFORMATION
August 10, 2026

To Whom It May Concern:

The undersigned, Cynthia Stephens, Chief Executive Officer of Obsidian Prime Inc., a California corporation (the "Company"), hereby certifies, based on the Company's books, capitalization records, shareholder records, and information available to management as of August 10, 2026, that the Company has 13,414 shareholders reflected in its shareholder records.

Issuer: Obsidian Prime Inc.

Security: Common Stock, no par value

CUSIP: 67449E107

ISIN: US67449E1073

Regulation A File No.: 024-12789

Shareholders reflected in Company records: 13,414

Certification date: August 10, 2026

The Company's shareholder base includes persons who received or acquired Company securities through compensatory equity arrangements, including issuances made in reliance on Rule 701 under the Securities Act of 1933, as applicable. This certification reports the Company's management-recorded shareholder count only. It does not represent that all such shareholders are unrestricted holders, public holders, round-lot holders, or holders of freely tradable securities.

This certification is furnished by Company management for delivery to the Company's broker-dealer and other transaction participants in connection with their review of the Company's shareholder base and securities. This certification is not a transfer-agent certification, legal opinion, or determination of eligibility for quotation, exchange listing, DTC eligibility, or any other market requirement.

Management certifies that the foregoing is true and correct to the best of its knowledge and belief as of the date stated above.

Signature: /s/ Cynthia Stephens

Name: Cynthia Stephens

Title: Chief Executive Officer

Date: August 10, 2026

Company: Obsidian Prime Inc.

3130 Balfour Rd., Suite D, Brentwood, California 94513